As filed with the Securities and Exchange Commission on June 17, 2014

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HOME PROPERTIES, INC.
(Exact name of Registrant as specified in its charter)

Maryland	16-1455126
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

850 Clinton Square	14604
Rochester, New York	(Zip Code)
(Address of Principal Executive Offices)

HOME PROPERTIES, INC. 2011 STOCK BENEFIT PLAN
(Full title of the Plan)

Ann M. McCormick, Esq.
Executive Vice President, Secretary, and General Counsel
Home Properties, Inc.
850 Clinton Square
Rochester, New York 14604
(585) 546-4900
(585) 232-3147

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Deborah McLean, Esq.
Nixon Peabody LLP
1300 Clinton Square
Rochester, New York 14604
(585) 263-1307
dmclean@nixonpeabody.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(3)
Common Stock $0.01 par value	4,118,384	$61.45	$253,074,697	$32,596.02

(1)
This Registration Statement registers an additional 4,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Home Properties, Inc., 2011 Stock Benefit Plan, as amended (the “2011 Plan”). The Registrant filed a Registration Statement on Form S-8 (File No. 333-173947) (the “Prior Registration Statement”) on May 5, 2011, registering an aggregate of 3,507,196 shares of Common Stock available for issuance under the 2011 Plan, of which 118,384 shares remain unsold (the “Unsold Securities”).  This Registration Statement includes the Unsold Securities and the Registrant is applying the filing fee of $859.16 associated with the Unsold Securities paid in connection with the Prior Registration Statement pursuant to Rule 457(p).  Pursuant to Rule 415(a)(6), the offering of securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

(2)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of Common Stock that may become issuable pursuant to the adjustment and anti-dilution provisions contained in the 2011 Plan.

(3)
Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based upon the average of the high and low prices for the Registrant’s Common Stock on the New York Stock Exchange reported as of June 16, 2014.

Approximate date of commencement of the proposed issuance of the securities to the public: From time to time after the Registration Statement becomes effective.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to 4,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), issuable by Home Properties, Inc. (the “Registrant”) to individuals determined by the Compensation Committee of the Registrant’s Board of Directors as eligible to participate under the Home Properties Inc. 2011 Stock Benefit Plan, as amended (the “2011 Plan”), and to 118,384 shares of Common Stock issuable under the 2011 Plan, previously registered under the Registrant’s Registration Statement on Form S-8, No. 333-173947, filed with the Securities and Exchange Commission (the “Commission”) on May 5, 2011.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be provided to employees eligible to participate in the 2011 Plan, as provided by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on February 21, 2014;

(b)	The Registrant’s Proxy Statement for its 2014 Annual Meeting of Shareholders (Schedule 14A), filed with the Commission on March 27, 2014;

(c)	The Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 2, 2014;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 3, 2014, February 13, 2014, and May 1, 2014; and

(e)
The description of the Common Stock set forth in the Registrant’s registration statement on Form 8-A (Reg. No. 001-13136), filed with the Commission on June 9, 1994, including any amendments and reports filed for the purpose of updating that description.

In addition, all documents and reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                 Description of Securities.

Not applicable.

Item 5.                 Interests of Named Experts and Counsel.

The validity of the securities offered hereby will be passed upon by Nixon Peabody LLP, Rochester, New York.  Certain partners of Nixon Peabody LLP own equity equal to less than 1% of the equity of Home Properties, Inc. and Home Properties, L.P. on a fully diluted basis.

Item 6.                 Indemnification of Directors and Officers.

The Registrant’s officers and directors are and will be indemnified under Maryland law, the Articles of Amendment and Restatement of the Articles of Incorporation of the Registrant, as amended (“Articles of Incorporation”), the Third Amended and Restated By-laws of the Registrant (“By-laws”), and the Second Amended and Restated Partnership Agreement  of Home Properties of New York, L.P., as amended (“Partnership Agreement”), a New York limited partnership of which the Registrant is the general partner (the “Operating Partnership”), against certain liabilities.  The Articles of Incorporation require the Registrant to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland.  The By-laws contain provisions which implement the indemnification provisions of the Articles of Incorporation.

The Maryland General Corporation Law (“MGCL”) permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  No amendment of the Articles of Incorporation shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal.  The MGCL permits the Registrant to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions.  The MGCL does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that: (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received), or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  The Articles of Incorporation contain a provision consistent with the MGCL.  No amendment of the Articles of Incorporation shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

The Partnership Agreement also provides for indemnification of the Registrant and its officers and directors to the same extent indemnification is provided to officers and directors of the Registrant in its Articles of Incorporation.  Additionally, the Partnership Agreement limits the liability of the Registrant and its officers and directors to the Partnership and its partners to the same extent liability of officers and directors of the Registrant to the Registrant and its stockholders is limited under the Registrant’s Articles of Incorporation.

The Registrant has entered into indemnification agreements with each of the Registrant’s directors and certain of its officers.  The indemnification agreements require, among other things, that the Registrant indemnify its directors and those officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.  The Registrant also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under the Registrant’s directors’ and officers’ liability insurance.  Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Articles of Incorporation, the By-laws, and the Partnership Agreement, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights provided.

The Registrant has purchased insurance under a policy that insures both the Registrant and its officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above.

Item 7.                 Exemption from Registration Claimed.

Not applicable.

Item 8.                 Exhibits.

See Exhibit Index.

Item 9.                 Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

   (iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on June 17, 2014.

HOME PROPERTIES, INC.

By:           /s/ Edward J. Pettinella
Edward J. Pettinella
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Edward J. Pettinella, David P. Gardner and Ann M. McCormick each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Edward J. Pettinella	Director, President, Chief Executive	June 17, 2014
Edward J. Pettinella	Officer
(Principal Executive Officer)
/s/ David P. Gardner	Executive Vice President, Chief	June 17, 2014
David P. Gardner	Financial Officer
(Principal Financial Officer)

/s/ Michael D. Barnello	Director	June 17, 2014
Michael D. Barnello

/s/ Bonnie S. Biumi	Director	June 17, 2014
Bonnie S. Biumi

/s/ Stephen R. Blank	Director	June 17, 2014
Stephen R. Blank

/s/ Alan L. Gosule	Director	June 17, 2014
Alan L. Gosule

/s/ Leonard F. Helbig, III	Director	June 17, 2014
Leonard F. Helbig, III

/s/ Thomas P. Lydon, Jr.	Director	June 17, 2014
Thomas P. Lydon, Jr.

/s/ Clifford W. Smith, Jr.	Director	June 17, 2014
Clifford W. Smith, Jr.

EXHIBIT INDEX
No.	Description
4.1	Articles of Amendment and Restatement of Articles of Incorporation of Home Properties of New York, Inc.	Incorporated by reference to Home Properties of New York, Registration Statement on Form S-11, File No. 33-78862
4.2	Articles of Amendment of the Articles of Incorporation of Home Properties of New York, Inc.	Incorporated by reference to the Home Properties of New York, Inc. Registration Statement on Form S-3 File No. 333-52601 filed May 14, 1998
4.3	Articles of Amendment of the Articles of Incorporation of Home Properties of New York, Inc.	Incorporated by reference to Form 8-K filed by Home Properties of New York, Inc. dated July 2, 1999
4.4	Articles of Amendment of the Articles of Incorporation of Home Properties of New York, Inc.	Incorporated by reference to the Form 10-Q filed by Home Properties, Inc. for the quarter ended March 31, 2004
4.5	Articles of Amendment of the Articles of Amendment and Restated of the Articles of Incorporation of Home Properties, Inc.	Incorporated by reference to Form 8-K filed by Home Properties, Inc. on May 1, 2014 (the “5/1/14 8-K”)
4.6	Third Amended and Restated By-laws of Home Properties, Inc.	Incorporated by reference to the Form 8-K filed by Home Properties, Inc. dated February 2, 2014
5.1	Opinion of Nixon Peabody LLP	Filed herewith
10.1	Home Properties, Inc. 2011 Stock Benefit Plan	Incorporated by reference to the Home Properties, Inc. Registration Statement on Form S-8, File No. 333-173947 filed May 5, 2011 (the “5/5/11 S-8”)
10.2	Amendment Number One to the Home Properties, Inc. 2011 Stock Benefit Plan	Incorporated by reference to the 5/1/14 8-K
10.3	Form of Employee Incentive Stock Option Certificate	Incorporated by reference to the 5/5/11 S-8
10.4	Form of Director Non-Qualified Stock Option Certificate	Incorporated by reference to the 5/5/11 S-8
10.5	Form of Employee Non-Qualified Stock Option Certificate	Incorporated by reference to the 5/5/11 S-8
10.6	Form of Director Restricted Stock Certificate	Incorporated by reference to the 5/5/11 S-8
10.7	Form of Employee Restricted Stock Certificate	Incorporated by reference to the 5/5/11 S-8
10.8	Home Properties, Inc. 2011 Stock Benefit Plan 2012 Restricted Stock Unit Master Agreement	Incorporated by reference to the Form 8-K filed by Home Properties, Inc. on February 9, 2012
10.9	Home Properties, Inc. 2011 Stock Benefit Plan 2013 Restricted Stock Unit Master Agreement	Incorporated by reference to the Form 8-K filed by Home Properties, Inc. on January 3, 2013
10.10	Home Properties, Inc. 2011 Stock Benefit Plan 2014 Restricted Stock Unit Master Agreement	Incorporated by reference to the Form 8-K filed by Home Properties, Inc. on February 13, 2014
23.1	Consent of Nixon Peabody LLP	Contained in opinion filed as Exhibit 5.1 to this Registration Statement
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants	Filed herewith
24.1	Power of Attorney	Included on the signature page to this Registration Statement